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                                             EXHIBIT 11.1
                                         CAROLCO PICTURES INC.
                                 COMPUTATION OF EARNINGS PER COMMON SHARE

                                                      Three Months Ended June 30,      Six Months Ended June 30,
                                                      1994                  1995       1994                1995
                                                      --------------------------       ------------------------
Weighted average shares outstanding              140,015,109         140,015,109       140,015,109     140,015,109
Less Treasury shares                              (2,327,381)         (2,327,381)       (2,327,381)     (2,327,381)
                                                 ------------        ------------      ------------    ------------

Total                                            137,687,728         137,687,728       137,687,728     137,687,728
                                                 ============        ============      ============    ============

Loss before extraordinary item                  ($21,191,000)        ($4,722,000)     ($23,222,000)   ($12,428,000)
Preferred Dividends                               (1,061,000)         (1,106,000)       (2,106,000)     (2,201,000)
                                                 ------------        ------------     -------------    ------------

Loss before extraordinary item
    attributable to common shares               ($22,252,000)        ($5,828,000)     ($25,328,000)   ($14,629,000)
                                                =============        ============     =============    ============

Loss before extraordinary item
    per common share                                  $(0.16)             ($0.04)           ($0.18)         ($0.11)
                                                =============        ============     =============    ============

Income from Extraordinary Gain                            $0          $4,642,000                $0      $6,779,000
                                                =============        ============     =============    ============


Income from Extraordinary Gain per
    common share                                      $0.00                $0.03             $0.00           $0.05
                                                ============         ============     =============    ============

Net loss                                        ($21,191,000)           ($80,000)     ($23,222,000      ($5,649,000)
Preferred Dividends                               (1,061,000)         (1,106,000)       (2,106,000)      (2,201,000)
                                                -------------        ------------     -------------    ------------

Net loss attributable to common shares          ($22,252,000)        ($1,186,000)     ($25,328,000)    ($7,850,000)
                                                =============        ============     =============    ============

Net loss per common share                             ($0.16)             ($0.01)           ($0.18)         ($0.06)
                                                =============        ============     =============    ============

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